UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2025

Venture Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42486	93-3539083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, Suite 1500		22209
Arlington, VA		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (202) 759-6740
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	VG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2025 (the “Closing Date”), Blackfin Pipeline, LLC (“Borrower”), a joint venture between Venture Global, Inc. (the “Company”) and WhiteWater Development LLC, entered into senior secured credit facilities in an aggregate amount up to $1.550 billion, consisting of (i) a term loan facility in an initial principal amount equal to $1.050 billion (the “TLB Facility”), (ii) a delayed draw, construction loan facility, convertible to a term loan facility, in an initial principal amount up to $425 million (the “TLA Facility”) and (iii) a revolving loan and letter of credit facility of up to $75 million (the “Revolving Facility” and, together with the TLB Facility and the TLA Facility, the “Senior Secured Credit Facilities”).

Proceeds from advances made under the TLB Facility and the TLA Facility will be used to fund a portion of the costs related to the development, construction and maintenance of an approximately 3.3 Bcf/d natural gas pipeline system linking Colorado County to Jasper County in Texas (the “Project”) and to pay certain fees and expenses related to the Senior Secured Credit Facilities. Additionally, a substantial amount of the proceeds from the advance made under the TLB Facility will be used to reimburse certain affiliates of the Company for prior expenditures related to the development and construction of the Project. Proceeds from advances made under the Revolving Facility will be used for working capital purposes and to satisfy certain reserve requirements and credit support obligations of the Borrower under related Project documentation.

The TLB Facility will mature on September 29, 2032, and the TLA Facility and Revolving Facility will mature on September 29, 2030. The outstanding principal of the TLB Facility may be repaid, in whole or in part, at any time without premium or penalty (subject to breakage fees), six months following the closing. The outstanding principal of the TLA Facility and Revolving Facility may be repaid, in whole or in part, at any time without premium or penalty (subject to breakage fees). Borrowings under the TLB Facility will bear interest at Term SOFR plus an agreed margin, or Base Rate (as defined in the credit agreement governing the TLB Facility) plus an agreed margin. The TLA Facility and Revolving Facility will bear interest at Term SOFR plus an agreed margin, or Base Rate (as defined in the credit agreement governing the TLA Facility and Revolving Facility) plus an agreed margin.
The TLB Facility was drawn in full at the closing. The TLA Facility was partially drawn at the closing and may be drawn until the earliest of (i) September 29, 2027 and (ii) its conversion into a term loan facility upon completion of certain Project construction milestones, and the Revolving Facility may be drawn until its maturity date.
The obligations of Borrower under the Senior Secured Credit Facilities will be guaranteed by Blackfin Pipeline Pledgor, LLC, the direct parent of Borrower, and Blackfin Supply, LLC, a wholly-owned subsidiary of Borrower (collectively, the “Guarantors”). The Senior Secured Credit Facilities will be secured by a first-priority lien on substantially all assets of the Guarantors, as well as the equity interests in Borrower and Blackfin Supply, LLC.

The credit agreements governing the Senior Secured Credit Facilities contain customary representations and warranties and customary affirmative and negative covenants applicable to the Borrower and the Guarantors, including, among other things, restrictions on indebtedness, liens, investments, fundamental changes, dispositions, and dividends and other distributions.

A copy of the credit agreements governing the Senior Secured Credit Facilities will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venture Global, Inc.
Dated: September 29, 2025

By: /s/ Jonathan Thayer
Jonathan Thayer
Chief Financial Officer